Exhibit 10.9

Contract Manufacturing Agreement

This Contract Manufacturing Agreement (the “Agreement”) is made as of February 28, 2003 (the “Effective Date”) by and between Peak Industries, Inc., its principal offices being located at 4300 Road 18, Longmont, CO  80504 (“Peak”) and Aksys, Ltd. , its principal offices being located at Two Marriot Drive, Lincolnshire, IL 60069 (“Aksys”).

AGREEMENT

In consideration of the mutual covenants, promises, and conditions set forth below, the parties, intending to be bound, agree as follows:

1.               Definitions.  The following capitalized terms when used in this Agreement shall have the respective meanings set forth below.

a.               “Bill of Material” shall mean any materials and components lists and related instructions and information provided by Aksys to Peak and concerning components required or preferred for the manufacture of a Product by Peak pursuant to this Agreement.

b.              “Disclosing Party” shall have the meaning stated in Section 14 hereof.

c.               “Effective Date” shall have the meaning stated in the preamble of this Agreement.

d.              “Improvements” shall mean all improvements to Aksys Patents or Know-How hereafter created or acquired during the term of this Agreement by Peak or jointly by one or more employees of Aksys and Peak, including without limitation advances, developments, modifications, enhancements, variations, revisions, adaptations, extensions or any element thereof, utilizing or incorporating, or based on, the Know-How or Patents, whether able to be patented or not.

e.               “Intellectual Property” shall mean trade secrets, ideas, inventions, designs, developments, devices, methods or processes (whether patented or able to be patented and whether or not reduced to practice) and all patents and patent applications related thereto; copyrightable works and mask works (whether or not registered); trademarks, service marks and trade dress; and all registrations and applications for registration related thereto; and all other intellectual or industrial property rights, to the extent in or related to the Products.

f.                 “Know-How” shall mean the know-how, technical information and confidential technical data, together with all trade secrets, non-patented technical knowledge and inventions, confidential manufacturing procedures and methods, that are related to the Products.

g.              “Losses” shall mean any and all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses), and amounts paid in settlement.

h.              “MPQ”  shall mean minimum package quantities purchased to support requirements in forecast of Product.

i.                  “Patents” shall mean those patents and patent applications that are now or hereafter owned or acquired by Aksys and relate to the Products.

j.                  “Peak Supplier Managed Inventory Agreement” shall mean an agreement negotiated with key suppliers to provide inventory to Peak whose title shall not transfer until such material is pulled into Peak’s possession and supplier is notified.

k.               “Products” shall mean the devices and other goods identified in Exhibit B hereto, which shall be described in detail in the Specifications.

l.                  “Proprietary Information” shall have the meaning stated in Section 14(b).

m.            “Recipient” shall have the meaning stated in Section 14(a).

n.              “6 Month Forecast” shall have the meaning stated in Section 6.

o.              “Spares”  shall mean the components and spare parts/assemblies required to support Products in the field.

p.              “Special Inventory” shall have the meaning stated in Section 7(d).

q.              “Specifications” shall mean all drawings, prints, instructions and similar materials provided by Aksys to Peak and relating to a Product to be manufactured by Peak pursuant to this Agreement, including without limitation the design and specifications attached as Exhibit A for Products identified in Exhibit B.

2.               Supply Obligations.  During the Term of this Agreement, Peak shall manufacture for Aksys its requirements for the Products, subject to and in accordance with the terms and conditions set forth in this Agreement, including without limitation the Specifications.

3.               Document Control and Process.

a.               Document Control.   All Specifications, Bills of Material and other documents provided to Peak pursuant to this Agreement, including without limitation all modifications, revisions, updates, supplements and amendments thereto, will be entered into Peak’s document control system promptly upon receipt thereof.

b.              Design Implementation.  Peak’s design implementation for a Product will be in accordance with a form of Document Control Request (“DCR”) or Temporary Deviation Authorization (“TDA”) provided by Peak and reviewed, approved and signed by Aksys.

c.               Manufacturing.  Peak will generate customary manufacturing documentation, including without limitation manufacturing procedures, assembly quality plans and checklists.  Such documentation shall be controlled by Peak through its document control system.  Peak shall be required to obtain Aksys’ prior approval of all significant manufacturing procedures, including without limitation manufacturing in-process, final test activities and assembly quality plans.

d.              Prototypes.  In lieu of Specifications, Peak may with Aksys’ approval develop prototypes to serve as confirmation of Aksys’ requirements.  Peak shall obtain Aksys’ written approval of such prototypes prior to commencement of manufacturing.

e.               Design Changes.  Aksys shall be responsible for providing Peak with any desired modifications, updates or other changes to the Specifications, which shall be processed by Peak in accordance with the foregoing provisions of this Section 3. Upon submission, Peak will inform Aksys in writing whether the requested change is a “standard change” for which Aksys shall pay Peak a single charge of $250 or a “non-standard change” (i.e., a change which Peak anticipates will require more than four (4) hours of non-recurring engineering time) which Peak will separately quote to Aksys for written pre-approval.

f.                 Design Change Process.  Peak will estimate scope and cost of Design Changes beyond the standard charge.  Peak and Aksys agree to create an exhibit with details on activities to be performed, appropriate charges for activities and deliverables.  Aksys will deliver a purchase order for Design Change prior to any work performed by Peak.  Any changes to scope must be pre-approved by Aksys prior to any work performed.

g.              Testing and Quality.   Aksys and Peak will establish mutually agreed testing procedures, which Peak will incorporate its manufacturing quality system.

h.              Aksys Accessibility.  Aksys shall have access to the areas of Peak’s facility where Products are being manufactured or stored or where parts and materials are being processed or stored at all times during normal business hours for purposes of quality inspection, verification of manufacturing procedures and other legitimate purposes.

i.                  Design Verification.  Aksys shall maintain the design history file and shall perform all necessary design verification and validation.  Aksys shall be responsible for notifying Peak in writing of its requirements for lot traceability of components and Peak shall implement procedures to do so.

j.                  Approved Supplier List.  Peak shall maintain an approved vendor list (“ASL”) for all components to be incorporated into the Products and the ASL shall serve as the only list of approved suppliers.  Such suppliers may be selected by either Peak, Aksys or jointly as mutually agreed. (i) In cases where Aksys recommends suppliers to be added to the ASL, Peak shall be solely responsible for the evaluation, selection, and approval of these suppliers, including without limitation any necessary surveys, on-site visits or similar qualifications.  (ii) In cases where new suppliers are selected through a joint process by Aksys and Peak, these suppliers will be treated as a Peak selected supplier.   Aksys agrees to reimburse Peak for activities related to qualifying suppliers recommended by Aksys and the reimbursement for these must be approved by Aksys in advance.   In cases where Peak selects suppliers to be added to the ASL, Peak shall be solely responsible for the evaluation, selection, and approval of these vendors, including without limitation any necessary surveys, on-site visits or similar qualifications.  Notwithstanding the foregoing, in cases where Peak selects Suppliers to be added to the ASL, only suppliers that supply for manufacturers indicated in the Specifications or otherwise approved by Aksys in writing shall be added to the ASL.

k.               Process Validation.  Peak will perform process validation where results cannot be verified by subsequent inspection or test and installation, including qualification of tooling and fixtures.  Any additional process validation will be specified by Aksys and performed by Peak.  Aksys will provide specifications for, and will obtain any necessary regulatory approvals of, printed materials, including labels manuals, artwork and copy.

l.                  Regulatory Requirements.  Aksys will be responsible for compliance with all regulatory and related matters which may require regulatory agency notification including FDA Medical Device Report, MDD Vigilance report, and safety agency notifications.  Peak shall provide such assistance and cooperation as Aksys shall reasonably request, including without limitation the provision of relevant manufacturing records, provided that Aksys shall reimburse Peak for its out-of-pocket expenses in connection therewith.  Each party shall obtain all domestic and foreign governmental licenses, permits and approvals required for such party’s performance under this Agreement.  Without limiting the generality of the foregoing: (i) Aksys shall be responsible for complying with all applicable foreign and U.S. federal, state and local laws, rules, regulations and orders and for obtaining all applicable U.S. FDA and other governmental agency product and design approvals and applicable foreign agency approval for sale of the Product; and (ii) Peak shall be responsible for complying with all U.S. FDA and applicable state and local laws, rules, regulations and orders applicable to the manufacturing processes and procedures.

m.            Product Recall.  Aksys is responsible for conducting product recalls.  Peak shall cooperate with Aksys recall investigations, including providing manufacturing-related records as they relate to the recall. Peak and Aksys shall cooperate in jointly assessing the root cause of a product recall.  Both parties will mutually agree as to the assessment of responsibility.  Should Aksys be determined solely responsible for the recall, Aksys will reimburse Peak for all reasonable costs and expenses in cooperation of such recall.  Should Peak be determined solely responsible, Aksys will not reimburse Peak for expenses incurred in providing replacement components.  Aksys will bear the cost of all field service related activities

4.               Tools and Fixtures.  Aksys shall be responsible for purchasing all custom tooling and custom fixtures that are required for manufacturing of the Products (including any tooling and fixtures required due to a change to the Specifications) which Peak does not otherwise own as of the Effective Date.  All tooling and fixtures purchased by Aksys shall be held by Peak in trust for Aksys’ exclusive use in accordance with manufacturing and testing procedures established for the Products.  Peak shall publish and provide to Aksys a listing of such tooling at least once per year.  Such tooling and fixtures shall be owned by Aksys and identified to Peak’s lenders, creditors, shareholders and other third parties as Aksys assets in the possession of Peak.  Except for normal production maintenance, which will be the responsibility of Peak, Aksys shall be exclusively responsible for the costs to repair or replace such tooling and fixtures.  Peak and Aksys shall cooperate to obtain the best available pricing for all such tooling and fixtures.  Peak agrees to execute and deliver to Aksys upon request a form UCC-1 or such other documents as Aksys reasonably may request to protect its interest in such assets.

5.               Cost Reductions.  Peak and Aksys agree to seek ways to reduce the cost of manufacturing Products by methods such as obtaining alternate sources of materials and improved assembly or test methods.  Peak shall notify Aksys in writing not less than thirty (30) days prior to starting any such cost reduction efforts or implementation of any such cost reduction methods. Peak and Aksys agree to meet at least every six (6) months to identify cost reduction opportunities.  The benefits of any cost reduction initiative proposed independently by Peak will be shared by Peak and Aksys on terms to be agreed and the benefits of any cost reduction initiative proposed independently by Aksys will be realized 100% by Aksys.  Peak will provide updated pricing for Products to incorporate Aksys’ share of all cost reduction initiatives.

6.               Forecasts.  Aksys shall provide to Peak prior to the first day of each month a six (6) month rolling forecast (6 Month Forecast) of Aksys’ reasonably anticipated manufacturing requirements for each Product.  All such forecasts provided by Aksys shall be confidential information, whether so marked or not, and shall be treated in accordance with Section 14 hereof.

7.               Orders, Changes and Cancellation.

a.               Purchase Orders.  Peak shall initiate manufacturing of Product upon receipt of a written purchase order (“Order”) from Aksys.  Orders shall specify a delivery date not less than thirteen (13) weeks from the date delivered to Peak, unless otherwise agreed in writing by Peak.  Peak shall satisfy all such Orders in full; provided however that Peak shall be under no obligation to satisfy any Order(s) which, when combined with all other Orders for the relevant 13 Week period, exceeds purchase order quantity.  Notwithstanding the foregoing, Peak shall use its commercially reasonable efforts to satisfy any Order specifying a delivery date less than thirteen weeks from the date delivered to Peak and to satisfy any portion of an Order that exceeds its obligations and in doing so shall make satisfaction of Aksys’ Order(s) a priority over other customers.

b.              Order Changes.  The quantity or shipment date for any Order may be adjusted by mutual written agreement of the parties.  Peak shall use its best efforts to accommodate any changes requested by Aksys.

c.               Order Cancellation.  Aksys may cancel any Order; provided that in such event, Peak shall stop any work-in-process and Aksys shall purchase from Peak all finished goods inventory, work in process and raw material for which title has not passed to Aksys.

d.              Materials Inventory.  Peak shall be authorized to purchase inventory and maintain levels needed to support open purchase order(s).  Such material inventory schedule shall be based on material lead-times, reasonable inventory on-hand stocking levels, MPQ’s.  Peak may periodically request from Aksys written authorization to purchase certain long lead time items to be held in inventory, as safety stock or to meet anticipated manufacturing requirements (Special Inventory).  Authorization can be in the form of an e-mail or other written communication from Aksys.  Upon termination or cancellation of this Agreement, Aksys shall purchase from Peak, at Peak’s burdened cost, any unused inventory. With respect to materials controlled by a Peak Supplier Managed Inventory Agreement,  Peak will not take title to inventory faster on behalf of Aksys than it would on its own behalf.

e.               Carrying Charges.  Provided that Peak observes the requirements of Section 7(d) hereof, in the event that Aksys has requested Peak to delay shipment of confirmed purchase order(s) in excess of 30 days and as a result, Peak’s materials inventory has become stagnant, Aksys shall pay Peak a carrying charge of 1.5% per month calculated on the stagnant portion of such materials at Peak’s actual cost of such inventory.  Notwithstanding the foregoing, Aksys may at any time purchase from Peak, at Peak’s actual cost, or remit a deposit for the equivalent amount of, any stagnant inventory in order to avoid being charged inventory carrying charges.

f.                 Obsolete Inventory.  Aksys agrees to purchase from Peak, at burdened cost, any inventory purchased by Peak in reliance on Aksys purchase orders or authorization for Special Inventory, which inventory is rendered obsolete due to a change to the Specifications.  Peak shall, however, first use reasonable efforts to return any such inventory, and Aksys agrees to pay for the restocking charges, shipping and similar out-of-pocket costs to Peak as applicable.

8.               Packaging, Shipping and Delivery.  Peak shall ship the Products in accordance with packaging and shipping instructions provided by Aksys.  Unless otherwise specified in writing in a particular Order, all Product deliveries shall be shipped F.O.B. Peak’s facilities to the destination specified by Aksys.

9.               Spares.  Aksys may require Peak to provide spares to support Products in the field.  Aksys agrees to pay Peak a markup as identified in Exhibit B based on the actual costs of such spares.

10.         Payment.

a.               Invoice.  Peak will invoice at the time of shipment of Products or at the time such Products are available for fulfillment pursuant to Aksys’ instructions in as contemplated by Section 11 hereof.  Aksys shall pay such invoices within 30 days of receipt.

b.              Pricing.  Peak’s invoices shall reflect charges for the Products as specified in Exhibit B.  Such charges are exclusive of taxes, shipping and insurance.  Charges for taxes, shipping and insurance (to the extent applicable) shall be separately stated on Peak’s invoice.

c.               Deposit.  If Aksys places a purchase order upon Peak and Aksys is unable to provide sufficient evidence in its ability to pay for such purchase order, Peak may require and Aksys agrees to provide a deposit or an irrevocable letter of credit to cover the material liability for any Aksys purchase order.  Such ability to pay will be Aksys current cash and cash equivalents plus its confirmed access to equity funds in their aggregate in relation to the payment schedule required based on the delivery dates of Products from said purchase orders.

11.         Fulfillment.  Peak agrees provide fulfillment services to Aksys for the Products.  The terms of Peak’s ePeak Program Internet Commerce Agreement are attached hereto as Exhibit C and incorporated herein by reference.

12.         WARRANTY.

a.               Basic Warranty.  Peak warrants that the Products are and shall be free from defects in workmanship which exist or develop for a period of 90 days from the date of installation or  6 months from date of shipment thereof to Aksys or Aksys’s designated distributor, whichever occurs first, provided that such defect developed under normal and proper use within the operating parameter described in the Specifications.

b.              Specification Warranty.  Peak warrants that the Products are manufactured to mutually agreed upon specifications for a period of 90 days from the date of installation or 6 months from date of shipment thereof to Aksys or Aksys’s designated distributor, whichever occurs first.

c.               Limitation of Liability.  Aksys’s sole and exclusive remedy in the event of a breach of the foregoing warranties shall be repair or, at Peak’s sole discretion, replacement, including related shipping costs.  Aksys will bear financial responsibility for all field service related warranty expenses.

d.              PEAK EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY.

13.         Intellectual Property.

a.               Ownership.  As between Aksys and Peak, Aksys shall own all right, title and interest in and to Products and the Know-How, Improvements and Patents related thereto.  No implied rights or licenses are granted by this Agreement.  Aksys shall have the right to apply, in its own name and at its own expense, for patent, copyright or other Intellectual Property rights in such Know-How and Improvements and, if requested, Peak shall cooperate with Aksys in any reasonable manner in obtaining such protection.  Peak agrees that all such Know-How and Improvements shall be owned solely by Aksys, even though developed as a result of this Agreement, and regardless of whether conceived, created or developed by Aksys or Peak.

b.              License.  During the Term of this Agreement and limited to the scope and purposes hereunder, Aksys grants to Peak a non-exclusive, royalty-free right and license under the Patents, Know-How and Improvements to make the Products solely for delivery to Aksys or Aksys’ designee.

14.         Confidentiality.

a.               General Obligation.  All information provided by one party (the “Disclosing Party”) to the other party (the “Recipient”) shall be governed by this Section 15.

b.              Proprietary Information.  As used in this Agreement, the term “Proprietary Information” shall mean all trade secrets or confidential or proprietary information designated as such in writing by the Disclosing Party, whether by letter or by the

c.

use of an appropriate proprietary stamp or legend, prior to or at the time any such trade secret or confidential or proprietary information is disclosed by the Disclosing Party to the Recipient.  Notwithstanding the foregoing, information which is orally or visually disclosed to the Recipient by the Disclosing Party, or is disclosed in writing without an appropriate letter, proprietary stamp or legend, shall constitute Proprietary Information if the Disclosing Party, within thirty (30) days after such disclosure, delivers to the Recipient a written document or documents describing such Proprietary Information and referencing the place and date of such oral, visual or written disclosure and the names of the employees or officers of the Recipient to whom such disclosure was made.

d.              Disclosure.  The Recipient shall hold in confidence, and shall not disclose to any person outside its organization, any Proprietary Information, regardless of the termination of the Term of this Agreement.  The Recipient shall use such Proprietary Information only for the purpose of developing the Product with the Disclosing Party or fulfilling its future contractual requirements with the Disclosing Party and shall not use or exploit such Proprietary Information for any other purpose or for its own benefit or the benefit of another without the prior written consent of the Disclosing Party.  The Recipient shall disclose Proprietary Information received by it under this Agreement only to persons within its organization who have a need to know such Proprietary Information in the course of the performance of their duties and who are bound to protect the confidentiality of such Proprietary Information.

e.               Limitation on Obligations.  The obligations of the Recipient specified in this Section 15 above shall not apply, and the Recipient shall have no further obligations, with respect to any Proprietary Information to the extent that such Proprietary Information: (i) is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Recipient; (ii) is in the Recipient’s possession at the time of disclosure otherwise than as a result of Recipient’s breach of any legal obligation; (iii) becomes known to the Recipient through disclosure by sources other than the Disclosing Party having the legal right to disclose such Proprietary Information;

(iv) is independently developed by the Recipient without reference to or reliance upon the Proprietary Information; or (v) is required to be disclosed by the Recipient to comply with applicable laws or governmental regulations, provided that the Recipient provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

f.                 Ownership of Proprietary Information.  The Recipient agrees that the Disclosing Party is and shall remain the exclusive owner of Proprietary Information and all Intellectual Property rights embodied therein.

g.              Return of Documents.  The Recipient shall, upon the request of the Disclosing Party, return to the Disclosing Party all drawings, documents and other tangible manifestations of Proprietary Information received by the Recipient pursuant to this Agreement (and all copies and reproductions thereof): provided that the Recipient may keep one archival copy of the same.

15.         Indemnification.

a.               Indemnification.  Aksys shall indemnify, defend and hold harmless Peak from and against any Losses arising out of or relating to a claim brought by a third party against Peak only to the extent that such claim and corresponding Losses are based upon allegations that (i) there exists a defect in the design of any Products by Aksys (including a defect in any materials provided to Peak by a third party), (ii) would constitute a breach of the terms of this Agreement by Aksys, or (iii) the manufacture, sale or use of any Product, in accordance with the Specifications and operating instructions provided by Aksys, infringes a patent, copyright, trade secret or other proprietary right of a third party.  Peak shall indemnify, defend and hold harmless Aksys from and against any Losses arising out of or relating to a claim brought by a third party against Aksys only to the extent that such claim and corresponding Losses are based upon allegations that (i) there is a defect in workmanship in any Product or (ii) would constitute a breach of the terms of this Agreement by Peak, or (iii) Peak’s gross negligence or intentional misconduct was the cause of the third party’s damages.

b.              Indemnification Procedure.  A party claiming indemnification under this Section 15 (an “Indemnified Party”) shall provide prompt written notice to the other party (the “Indemnifying Party”) of any and all notices, claims, demands, pleadings, and other facts or circumstances that may, in the Indemnified Party’s reasonable judgment, be likely to result in a claim for indemnification.  The Indemnified Party’s failure to provide such prompt written notice shall reduce the indemnification obligation of the Indemnifying Party to the extent that such failure resulted in demonstrable prejudice to the Indemnifying Party.  The Indemnified

Party shall promptly tender defense of any litigation or other formal dispute to the Indemnifying Party, and the Indemnifying Party shall select counsel of its choice, reasonably acceptable to the Indemnified Party for such litigation or dispute.  The Indemnified Party shall cooperate completely with the Indemnifying Party, including without limitation providing timely responses to all discovery requests and providing expert and factual witnesses as necessary or desirable.  The Indemnifying Party shall have the sole authority to negotiate and settle such claims to the extent of the applicable indemnification obligation.

c.               Insurance.  Each party shall maintain products and general liability insurance in an amount not less than $5,000,000.  Any amounts paid under such insurance policies by the either party’s insurer shall reduce the indemnification obligation of the Indemnified Party with respect to a particular claim.

16.         Limitation of Liability.  Neither party shall be liable to the other party for any consequential, incidental or punitive damages, including, but not limited to, damage to property, for loss of use, loss of time, or loss of profits or income.

17.         Integration.  This Agreement constitutes the complete and exclusive statement of the terms of the agreement between Peak and Aksys and supersedes all prior and contemporaneous agreements including purchase orders and undertakings of Peak and Aksys with respect to the subject matter hereof.

18.         Second Sourcing.  Aksys shall notify Peak in the event that it utilizes any source of contract manufacturing for the Products other than Peak.

19.         Term and Termination.

a.               Initial Term and Renewal Term.  Unless sooner terminated in accordance with Section 19(b) or (c), the initial term of this Agreement shall be two (2) years and thereafter this Agreement shall automatically renew for successive one year periods (such initial term and renewal terms collectively referred to herein as the “Term”).

b.              Termination For Convenience.  Aksys may terminate this Agreement at any time by providing written notice of not less than one-hundred eighty (180) days to Peak.  Peak may terminate this Agreement at any time by providing written notice of not less than one-hundred eighty (180) days to Aksys.

c.               Termination For Cause.  The Term of this Agreement shall terminate: (i) automatically, if one of the parties fails to perform any material obligations hereunder, and such material obligations remain uncured sixty (60) days following the date that the other party delivers to the defaulting party written notice describing such performance failures; (unless breach is for non payment for Product in which case the cure period is 60 days plus interest at 18%

annualized) (ii) immediately upon notice by either party if the other party shall file for liquidation, bankruptcy, reorganization, compulsory composition, dissolution, or if the other party has entered into liquidation, bankruptcy, reorganization, compulsory composition or dissolution, or if the other party is generally not paying its debts as they become due (unless such debts are the subject of a bona fide dispute) or (iii) immediately upon notice if Peak is unable to maintain its ISO certification or Peak’s FDA registration.

d.              Effect of Termination/Survival.  Upon expiration of the Term of this Agreement or termination hereof, neither party shall have any obligations to the other, except that the provisions set forth in Sections 1, 12 through 17, 19, 23 and 25 through 28 shall survive indefinitely.

e.               Transition.  Upon expiration of the Term of this Agreement or termination hereof,

and for a period of six (6) months thereafter, Peak shall provide reasonable cooperation and assistance (including without limitation knowledge transfer, materials sourcing, transfer of unused materials and unfinished inventory, and removal and shipping of Aksys-owned tooling and fixtures) to transition production of the Products to a third party designated by Aksys.  Peak may invoice Aksys for actual charges incurred by Peak in rendering such transition services billed on an hourly basis at Peak’s standard rates.

20.         Compliance with Laws.  Each party shall comply with all domestic and foreign laws, rules, regulations and orders applicable to such party’s performance under this Agreement.

21.         Assignment and Delegation.  This Agreement cannot be assigned nor is the performance of the duties delegable by either party without the written consent of the other party; provided, however, that this Agreement may be assigned by either party to a purchaser of substantially all of such party’s assets relating to the Products, or to a successor in interest by merger or corporate reorganization.

22.         Governing Law.  This Agreement shall be construed to be between merchants and shall be governed by the laws of the State of Colorado.

23.         Relationship of Parties.  The relationship of Aksys and Peak is that of Aksys and seller/manufacturer, respectively, of goods.  Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership, joint venture, agency, or a transfer of any intellectual property of either party, and neither party hereto shall be authorized to act in the name of the other or enter into any contract or other agreement which binds the other.

24.         Enforceability.  If any of the provisions of this Agreement, or portions thereof, are found to be invalid by any court of competent jurisdiction the remainder of this Agreement shall nevertheless remain in full force and effect.

25.         Force Majeure.  Peak shall use its commercially reasonable best efforts to notify Aksys at least thirty (30) days in advance of any planned holidays or shutdowns, but neither Aksys nor Peak shall be liable for any failure to perform obligations under this Agreement if prevented so by a cause beyond their control and without the fault or negligence of the defaulting party.  Without limiting the generality of the foregoing, such causes include acts of God, fires, floods, storms, epidemics, earthquakes, riots, civil disobedience, wars or war operations, or restraint of government.

26.         Amendment.  This Agreement may not be amended except in a written amendment signed by each of the parties.  Additional or different terms contained in purchase orders or order acknowledgments or similar forms shall not be effective unless signed by both parties with reference to this Agreement.

27.         Dispute Resolution. Consent to Arbitration and Venue. Peak and Aksys agree that upon the written demand of either party, whether made before or after the institution of any legal proceedings, but prior to the rendering of any judgment in that proceeding, all disputes, claims, and controversies between them (but excluding disputes, claims and controversies in which a third party is a necessary party), arising from this Agreement, including without limitation contract disputes and tort claims, shall be arbitrated in the metropolitan area which is chosen by the defendant, pursuant to the Commercial Rules of the American Arbitration Association by a panel of three arbitrators.  All expenses of such arbitration shall be borne equally by the parties.  Any arbitration decision shall be final and not subject to appeal unless the parties mutually agree otherwise in writing before a final decision by the panel of arbitrators.  Any arbitration order or award may be enforceable in an appropriate court as provided herein.  Each party shall select one arbitrator and those two arbitrators shall select the third arbitrator to form the panel.  Each party reserves the right, notwithstanding the foregoing, to seek equitable relief in a court of competent jurisdiction in any appropriate state or federal court.  The prevailing party in any arbitration or court proceeding is entitled to be reimbursed for any and all reasonable attorney’s fees, expert fees, and costs of suit from the losing party.

28.         Financial Disclosure:   Peak agrees to provide Aksys with annual audited financial statements audited by a Certified Public Accounting Firm.  Unaudited financial statements can be requested by Aksys within 30 days of official quarter-end close.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the authorized representatives signing below have entered into this Contract Manufacturing Agreement on behalf of the parties as of the Effective Date.

Peak Industries, Inc.		Aksys, Ltd.

By:	/s/ Scott Hendrickson	By:	/s/ Thomas F. Scully

Title:	VP Finance	Title:	Senior VP Manufacturing & Operations

Date:	March 11, 2003	Date:	March 24, 2003

Exhibit A

Design and Specifications

Peak is in possession of complete design specifications, bills of materials and drawings for the Products to be manufactured under the Agreement. Design changes will be managed in compliance with Section 3, Document Control and Process.